Exhibit 4.43

ADHERENCE DEED FOR THE SHARE PLEDGE POLICY OF CEMEX ESPAÑA, S.A. GRANTED BY THE ENTITIES “THE BANK OF NEW YORK MELLON” and “CEMEX ESPAÑA, S.A.” NUMBER ONE THOUSAND FOUR HUNDRED EIGHTY THREE In Madrid, at my office on the sixteenth day of March of two thousand sixteen. Before me, ANTONIO PÉREZ-COCA CRESPO, Notary Public of Madrid and its Bar Association,
APPEAR: MRS. ANA MARÍA ARIAS SOMALO, of legal age, of Spanish nationality, domiciled for these purposes at calle José Abascal, number 45, 28010 Madrid; with National Identification Card number 000410487-Y.
MR. JUAN PELEGRÍ Y GIRÓN, of legal age, domiciled for these purposes at calle Hernández de Tejada, number 1, 28027 Madrid; with National Identification Card number 01489996-X. ACTING: The first, in the name and representation of THE BANK OF NEW YORK MELLON (hereinafter, the “Bank”), entity constituted in accordance with the laws of the State of New York (United States of America), with its corporate domicile at 225 Wall Street, New York, N.Y. 10286, United States of America, which in turn acts in representation and to the benefit of the holders of Senior Secured Notes for an added principal maximum amount of ONE BILLION (1.000.000.000) dollars, at an interest rate of 7.750%, with maturity in two thousand twenty-six, notwithstanding the cases of early repayment that have been foreseen, issued under the bond issuance agreement (Indenture) governed by the laws of the State of New York (United States of America), signed on March 16, 2016 by, among others, CEMEX, S.A.B. de C.V. a corporation constituted under the laws of Mexico, as issuer, and THE BANK OF NEW YORK MELLON, as Trustee (hereinafter, together with its subsequent modifications or novations, the “Bonds Issuance”).
She makes use of the power of attorney in effect, as affirmed, in her favor, conferred through the document granted before the Notary Public of New York, Mr. Christopher J. Traina, on the sixteenth day of March of two thousand sixteen, a photocopy of which has been shown to me and the original, duly stamped according to the La Hague Convention of October 5, 1961, I will attach hereto, by means of written substantiation, when it is submitted to me.

The second party, in name and representation of the company “CEMEX ESPAÑA, S.A.”, (formerly Compañía Valenciana de Cementos Portland, S.A.), and with its corporate domicile in Madrid, calle Hernández de Tejada, number 1, whose purpose is to act as a holding company.
With CNAE Code Number 6420 “Activities of the Holding Company”.
It was constituted for an indefinite duration in the document authorized by the Notary Public at the time in Valencia, Mr. Juan Bautista Roch Contelles, on April 30, 1917, adapted to current legislation through the document authorized by the Notary Public of Valencia, Mr. Antonio Soto Bisquert on July 13, 1990; with said constitution REGISTERED in the Commercial Registry of Valencia, under volume 122, book 28 of companies, section 3 of corporations, page 354, registry 1. The adaptation is registered in the aforementioned Registry, under volume 2854, book 10, general section, page V2533, registry 165. The bylaws of the company were also amended through another public document authorized by the Notary Public of Madrid, Mr. Antonio Francés y de Mateo on August 12, 1993, with number 6796 of his notarial records, under record 200.

The above indicated current domicile was moved, through document authorized by the Notary Public of Valencia, Mr. Antonio Soto Bisquert, on June 29, 1995, with number 1489 of his notarial records, and registered in the Commercial Registry of Madrid, under volume 9743 and 9744, section 8, of the Book of Companies, folio 1 and 166, page number M-156542, records 1 and 2.
Its name was changed to its current name through the agreement taken by the General Shareholders Meeting of the Company, in its meeting held on the twenty-fourth of June of two thousand and two, recorded as a document of public record, before me on the same day, under number 662 of my records, registry number 122.
Its Tax Identification number is: A-46.004.214 and CNAE Code Number 6420 “Holding Companies”.
The party appearing represents that the identifying data of the Company and, especially, its social purpose and domicile, has not changed with respect to those reported.
Its Tax Identification number is: A-46.004.214.
He makes use of the powers in effect, as affirmed, in his power, conferred by agreement taken by the Administrative Board of the Company, at its meeting held on the twenty-fourth of

February of two thousand sixteen, recorded as a document of public record, before me, on the twenty-fourth of February of two thousand sixteen, recorded as a document of public record, before Mr. José Luis López de Garayo y Gallardo, Notary of Madrid, on my absence, on the fifteenth day of March of two thousand sixteen, under number 964 of my records, as accredited to me with an authorized copy of said document which I have before me.
For the purposes established in article 98 of Law 24/2001 and in accordance with the Resolution of the General Directorate for Registries and Notary Affairs of April 12, 2002, I certify that, in my opinion, I consider that the representative powers accredited are sufficient for the execution of this document under the terms indicated below.
BENEFICIAL OWNERSHIP.- I, the Notary Public, expressly confirm that I have complied with the obligation of identifying the beneficial owner as imposed by Law 10/2010 of April 28, the result of which is recorded in a document authorized before me, on the eleventh of November of two thousand and ten, under number 2387 of my records, which has been modified since then as attested by the representative of the Company.

The parties appearing before me have, in my opinion, as they appear, the legal capacity and legitimate interest necessary to grant this ADHERENCE DEED FOR THE SHARE PLEDGE POLICY OF CEMEX ESPAÑA, S.A. and, for such purpose, in their capacity and for all applicable legal purposes,
THEY HEREBY DECLARE
I. That, by virtue of the policy agreement granted before me on November 8, 2012, registered with number 3530 in Section A of the Registry Book (hereinafter the “Pledge Policy”), CEMEX, S.A.B. de C.V. and New Sunward Holding B.V. constituted certain real pledge rights (hereinafter the “Pledges”) over the shares of the company CEMEX España, S.A. in its name.
II. That, in accordance with the Creditors Relation Agreement (as this is defined in the Pledge Policy), the creditors of the CEMEX group, in virtue of the issuance of bonds such as the Bonds Issuance will have the consideration of Additional Notes Creditors and, therefore, of Secured Parties according to the terms established in the Creditors Relation Agreement and in the Pledge Policy, and may obtain the benefit of the Pledges through their adhesion to the Pledge Policy according to the provisions of Clause 16 of the same.

III. That, in accordance with the provisions of Clause 16 of the Pledge Policy, the Secured Parties in whose benefit the Relationship Manager acted, among which include the Bank, as trustee of the holders of bonds of the Bonds Issuance, may adhere to the Pledge Policy and ratify the content of the same, accepting the Pledges constituted in their favor as guarantee of the corresponding Secured Obligations, through appearance before Mr. Monjo, the substituting Notary Public.
Said adhesions will be carried out through the granting of the corresponding adhesion deed or policy, all without the need for a new consent from the pledgors, for having provided said consent previously in the Creditor Relation Agreement and in the Pledge Policy itself.
IV. That the Bank expressly declares that the adhesion referred to in the Stipulations of this Document is formalized as a mere instrument of execution of the rights attributed to the Bank in the Pledge Policy, from which it is derived, so that the payment obligations resulting from the

Bonds Issuance are guaranteed with a real first ranking pledge right over the Shares (as defined in the Pledge Policy), concurrent with the remaining Pledges.
V. That by virtue of the foregoing, the Bank wishes to grant this Adhesion Deed (hereinafter the “Deed”) in accordance with the following
STIPULATIONS
ONE.- ADHESION TO THE PLEDGE POLICY.
The Bank, through this Deed, adheres to, ratifies and approves the Pledge Policy to the fullest extent, the entire content of which it declares to know, therefore giving such granting full value and legal efficacy and accepting that the payment obligations resulting from the Bonds Issuance are guaranteed with a real first ranking pledge right over the Shares (as defined in the Pledge Policy), concurrent with the remaining Pledges.
The Bank REQUIRES from me, the Notary Public, to NOTIFY this adhesion to WILMINGTON TRUST (LONDON) LIMITED, domiciled for these purposes on the Third Floor, 1 King’s Arms Yard, London, United Kingdom, EC2R 7AF (attention Sajada Afzal), in her capacity as Relationship Manager and I, the Notary Public, accept said requirement.

CEMEX España, S.A., appears herein for the purposes of acknowledging itself as notified of this adhesion.
TWO.- APPLICABLE LAW AND JURISDICTION.
2.1 This Deed is subject to Spanish common law.
2.2 The Parties submit themselves expressly to the jurisdiction and competence of the Courts and Tribunals of Madrid for all matters that may result from the validity, interpretation, fulfillment and execution of this Deed.
HANDLING OF DATA.- The appearing parties accept the incorporation of their data and the copy of identification documents in the files of the Notary Public in order to carry out the functions inherent to the notarial activity and for the communication of data established in the Public Administration Law and, as applicable, for the Notary Public who follows the current one. They may exercise their rights to access, rectify, cancel and oppose at the authorizing Notary’s office.
It is thus stated and executed.
And I, the Notary Public, ATTEST:
a.- To have identified the appearing parties through their identification documents, indicated in the appearance clause, which have been shown to me.

b.- That the appearing parties, in my opinion, have the capacity and legal standing for the granting hereof.
c.- That the granting hereof by the appearing parties is legal, duly informed and made willingly.
d.- That I have read this public instrument to the grantors thereof, having previously advised them of their right to read it for themselves, which they have done, and they have stated that they have been duly made aware of the entire content of the same, and they provide their consent, all in accordance with article 193 of the Notarial Regulations.
e.- That this public instrument is executed in six notarized pages, series CR numbers: 9729761 and the following five numbers in correlated order and I, the Notary Public, attest.- The signatures of the appearing parties follow.- Signed ANTONIO PÉREZ-COCA CRESPO. Signed. Notary Seal.
CERTIFICATE.- To record that I, ANTONIO PÉREZ-COCA CRESPO, on the twenty-first day of March of two thousand sixteen, left filed at the Post Office Branch, located at office 2825494, E.O MINISTRY OF PUBLIC ADMINISTRATIONS, as a Certificate and notification of receipt, the non-certified copy of this deed, and that the official in charge of the service has given to me the receipt which bears the sending number RF074346004ES.

All of which I attest and that this certificate is issued after the deed on which it is based, on this sheet of notarized paper, of the CR series, number 9729766. In Madrid on the twenty-first day of March of two thousand sixteen.- Signed. ANTONIO PÉREZ-COCA CRESPO. Signed. Notary Seal.
CERTIFICATE.- I, ANTONIO PÉREZ-COCA CRESPO, Notary Public of Madrid and its Bar Association, issue this certificate to record that on today’s date, the twenty-fifth day of March of two thousand sixteen, I have received a copy of the power of attorney in English and Spanish, languages that I, the Notary, knows, specially granted to formalize the public deed by Mrs. Catherine F. Donohue, as Vice-president and Mrs. Sonia Chaliha, as General Director of the entity THE BANK OF NEW YORK MELLON, before the Notary Public of New York, Mr. Christopher J. Traina, on the fifth day of March of two thousand sixteen, duly legalized with the La Hague apostille, and I, the Notary Public, consider that the representative of the entity has sufficient powers to formalize the deed which is the object hereof. I leave a copy of said power incorporated hereto, forming an integral part of the same.
And with nothing further to record, I issue this document over this sole sheet of notarized paper and I, the Notary Public, attest. The signatures of the appearing parties follow. Signed. ANTONIO PÉREZ-COCA CRESPO. Signed. Notary Seal.
ATTACHED DOCUMENTS FOLLOW

(Convention de La Haye du 5 Octobre 1961)
1. Country: United States of America
This public document
2. has been signed by Milton A. Tingling
3. acting in the capacity of County Clerk
4. bears the seal/stamp of the county of New York
Certified
5. at New York City, New York 6. the 16th day of March 2016
7. by Special Deputy Secretary of State, State of New York
8. No. NYC-551266
9. Seal/Stamp 10. Signature
Apostille (REV: 09/25/12)
Whitney A. Clark
Special Deputy Secretary of State

POWER OF ATTORNEY
Ms. Catherine F. Donohue and Ms. Sonia Chaliha acting in the name and on behalf ofThe Bank of New York Mellon (a corporation duly organized and existing under the laws of the State of New York, with corporate domicile at 225 Liberty Street, New York, N.Y. 10286, U.S.A., and with an I.R.S. employer ideotification number 13-5160382) (the “Grantor”), grant a special power of attorney, as broad and sufficient as is required by law, in favour of (i) Ms. Ana :Maria Arias Semalo, of legal age, of Spanish nationality, domiciled for these purposes in Madrid, calle Jose Abascal cS, and bearer of Spanish identification card number 000410487-Y, in force, (ii) Ms. Marta Garcia L6pez, of legal age, domiciled at Calle Jose Abaseal 45, Madrid, of Spanish nationality and bearer of Spanish identification card number 02634855K, in force and (iii) Ms. Paloma Julieta Alvarez-Urfa Berres, of legal age, of Spanish Nationality, with business address in Calle Jose Abascal 45, Madrid (Spain) and holder of national identification card number 9.427,338-Y, currently in force (hereinafter, any of them, indistinctly. an II Attorney” and jointly the “Attorneys”), so that any of them may, acting jointly and severally, in the name and on behalf of the Grantor, acting on behalf and for the benefit of the holders of the US$ 1,000,000,000 7.750% Senior Secured Noles Due 2026 (the 11 Notes”) referred to below (the “Noteholders”) and issued by virtue of an indenture entered into by, among others, CEMEX SAB. DE C.V. as issuer (the “Issuer”), CEMEX Mexico, S.A. de C.V., Cemex Concretos S.A. de C.V., Empreses Tolteca de Mexico S.A. de C.v.,
PODER ESPECIAL Dfia Catherine F. Donohue y Dfia. Sonia Chaliha, actuando en nombrey representacion de The Bank of New York Mellon (una sociedad debidamente constiruida can arreglo a Ins leyes del estado de Nueva York. con domicilio en 225 Liberty Street, New York, N.Y. 10286, (U.SA) y con mimero de IRS. 13-5160382) (el “Poderdanle”), confiere poder especial, tan amplio y bastante como en derecho sea menester, en favor de (i) DR. Ana Marla Arias Somalo, mayor de edad, de nacionalidad espanola, con domicilio profesional en Madrid, calle Jose Abascal 45, titular de DNI 1 numerc 000410487-Y en vigor, (ii) D • Marta Garda Lopez, mayor de edad, con domicilio en la calle Jose Abaseal 45, Madrid, de nacionalidad espaiiola, titular del DN! numero 02634855K en vigor y (iii) D’ Paloma Julieta Alvarcz..Uria Berres, mayor de edad, de nacionalidad espanola, con domicilio profesional en Calle Jose Abasca145, Madrid (Espana) y titular de docutnentc nacional de identidad numerc 9.427.338-Y en vigor (en 10 sueesivo, uno cualquiera de ellos, indistintamente, un “Apoderado’ y, conjuntamente, los “Apcderados”), para que uno cualquiera de ellos pueda, actuando indistinta y solidariamente, en nombre y representaci6n del Poderdante, que a su vez aetna en representecion y beneficio de los tenedores de Bonos Senior Garantizados at tipo de interes del 7.750% con fecha de vencimiento en 2026 y denominados en d6lares estadounidenses (US$],000.000,000 7.750%Senior Secured Notes Due 2026) (los “Bonos”) a los que se haee referencia mas adelame (los “Bonistas”) y que han sido emitidos en virtud del contrato de emision de bonos suscritoel 16 de marzo de 2016 par CEMEX S,A.B. DE C.V. como emisor (el “Emisor”), CEMEX Mexico, SA de C.V., Cemex Concretes S.A. de C.V., Emprcsas Tolteca de

New Sunward Holding B.V., Cemex Espana, S.A., Cemex Asia B.V., Cemex Corp.• CEMEX Finance LLC, Cemex Egyptian Investments B.V, Cemex Egyptian Investments II B.V.• Cemex France Gesticn (S.A.S.), Cemex Research Group AG. Cemex Shipping B.V. and Cemex UK as guarantors (the “Note Guarantors”) and the Grantor. as trustee and paying agent, dated as of March 16, 2016 (hereinafter, as amended from time to time, the “Indenture”). carry out any of the following acts. in the terms and conditions that the Attorney may deem appropriate: 1. Negotiate, execute, accept, amend, extend, accede or ratify one or several pledge agreements (the “Share Pledges”) over all or part of the shares taccioness of the Spanish company CEl\1EX Espana, S.A. (Tax Identification Number A46004214, registered with the Commercial Registry of Madrid, in volume 9,743 and 9,744, sheet I to 166. section 8, page no. M-156542), whereby one or more share pledges are created to secure inter alia the full and punctual performance of all or part of the obligations assumed by the Issuer and each of the Note Guarantors in favour of, among others, the relevant Noteholders, as well as other secured obligations assumed by the Issuer and its subsidiaries. 2. Execute or ratify the abovementioned documents. in a public or private document and appear before a Spanish Notary Public to grant the notarial deeds (p6/izas) or public deeds (escrtturas publicas) of the abovementioned documents and. in particular (without limitation), appear before a Spanish notary public (Notario) to notarize or raise to the status of public document (elevar a documento publico) the Share Pledges. the Indenture and any other agreements, documents, notices or letters related thereto.
Mexico S.A. de C.V., New Sunward Holding B.V., Cemex Espana. S.A., Cemex Asia B.V., Cemex Corp.• CEMEX Finance LLC, Cemex Egyptian Investments B.V. Cemex Egyptian Investments II B. V., Cemex France Gestion (S.A.S.), Cemex Research Group AG. Cemex Shipping B.V. y Cemex UK. como garantes (los “Garantes “) y el Otorgante como trustee y agente de pages (en adelante, segun sea modifieado en cada memento, el “Contrato de Emisi6n de Bonos”). realizar cualesquiera de las siguientes actuaciones, en los terminos y condiciones que el Apoderado erea apropiados: 1. Negcciar, celebrar, firmar, ejecutar, ratifiear, aceptar, modificar, extender, adherirse y otorgar en los terrninos y condiciones que el Apoderado crea convenientes [a constitucion de una 0 varias prendas (las “Prendas sabre las Acetones”) sabre todas 0 parte de las acciones de la sociedad espaiiola CEMEX Espaiia, S.A. (C.LF. uumero A46004214 e inscrita en el Registro Mercantil de Madrid, en e1 Torno 9.743, folio 9.744, hoja 1 y 166. secci6n 8, pagina M-156542), mediante las cuales se constituyan una 0 varias prendas sabre acciones para garantizar el completo y puntual cumplimiento de todas 0 parte de las obligacioues asumidas por el Emisor y cada uno de los Garantes de los Bonos en favor de, entre otros, los respectivos Bonistas, al igual que otras obligaciones garantizadas asumidas por el Bmisor y sus filiales. 2. Firmar 0 ratiflcar los anteriores documentos y contratos en documento privado 0 publico. comparecer ante notario espezot para intervenga en paliza 0 eleve a publico los mencionados documentos, y, en especial (sin lirnitacion), comparecer ante Notaric para elevar a documento publico las Prendas sobre las Acciones, el Contrato de Emisi6n de Bonos y cualquiera otros contratos, documentos 0 cart as relacionados 0 prevlstos en los citados contratos zero(0) documentos.

3. Carry out whichever other actions, declarations, agreements, letters or execute whichever other public or private document the Attorney deems desirable or necessary for the validity of the documents previously mentioned, as well as (in particular without limitation) to accept the extension of the Share Pledges to any other shares of CEMEX Espana, S.A. that the pledgers that created the Share Pledges may hold from time to time, and to acknowledge the creation of any pledges or any other security agreement granted in accordance with the preceding paragraph. 4. Carry out whichever other actions, declarations, agreements, letters or execute whichever other public or private document the Attorney deems desirable or necessary to maintain and protect the Share Pledges or any other security interest related to the documents referred to in the preceding paragraphs. 5. To appear before the Spanish administrative authorities and execute, in the name and on behalf of the Grantor, the necessary documents for obtaining the Spanish tax identification by filing the necessary tax forms. 6. To appear before any Spanish administrative authorities and, in particular, but not limited to, the Foreign Investments’ Registry of the Ministry of Finance and the Bank of Spain executing, delivering and filing, in the name and on behalf of the Grantor, any document, statement, payment, application or official forms (including those of a tax nature) that may be necessary or advisable in connection with the execution or compliance with the Indenture and the Share Pledges. 7. As a result of the authority granted in the preceding paragraphs, to agree on the terms and conditions the Attorney deems appropriate 3. Realizar cualesquiera otros aetas 0 declaraclones, y firmar contratos, cartes, u otorgar cualesquiera otros documentos pablicos 0 privados que el Aporlerado considere necesarios 0 convenientes para la validez de los documentos a los que se ha hecho referencia anteriormente y, en. particular {aunque sin limitacion), para aceptar la extensi6n de las Prendas sobre las Acetones a cualesquiera otras acciones de CEMEX Espana, S,A. de las que sean titulares en cada momenta los pignorantes que constituyeron las Prendas sobre las Acoiones, y para tomar conocimiento de Ia constituci6n 0 extension de cuantas prendas U otros derechos de garantia se otorguen de acuerdo COD los apartados anteriores, 4. Realizar cualesquiera orros actos a declaraciones, y firmar contratos, cartas, u otorgar cualesquiera otros documentos publicos 0 privados que el Apcderado considere necesarios 0 convenientes para conservar y proteger la validez de las Prendas sabre las Acciones 0 cualesquiera otros derechos de garantia se otorguen de acuerdo con los apartados anteriores. 5. Comparecer ante las autoridades administrativas espaiiolas y firmar, en nombre del Poderdante, cuantos documentos sean neceserios para la obtenci6n de identificacion fiscal presentando los modelos fiscales que sean neeesarios. 6. Comparecer ante cuantas autoridades administrativas espaiiclas y, en particular, pero sin limitacion ante, el Registro de Inversiones Exterlores del Ministerio de Economia y el Banco de Espana, otorgando, comunicando y cumplimentando, en nombre y representaci6n del Poderdante, cuantos docurnentos, declaraciones, pagos, solicitudes, 0 impresos oficiales (incluidos los de fndole fiscal) que resulten necesarios 0 convenientes para la celebration 0 cumplimiento las Prendas sobre las Acciones y el Contrato de Emisi6n de Bonos. 7. En el ejercicio de la autoridad conferida en los parrafos precedentes, fijar los terminos y condiciones que considere apropiados y emitir and to issue and receive any binding declarations. 8. Grant deeds of formalization, acknowledgement, ratification, confirmation, modification or amendment of any of the agreements, and/or public deeds referred to above. 9. To request the issue of copies of any of the aforementioned public documents. IO.All the powers granted herein can be exercised by the Attorney, even if this would result in the self-contracting (awocontratacions or multi-representation (multirepresentaci6n) or conflict of interest (conjlicto de imeres) figures. The deed and text of the present power of attorney will be interpreted exclusively according to the English Language translation. This power of attorney is effective for ninety (90) days from the date hereof or the earlier of (i) revocation by the Grantor, (ii) the Attorney shall no longer be retained on behalf of the Grantor or an affiliate of the Grantor; or (iii) the expiration or the ninety (90) days from the date of execution. The authority granted to the Attorney by this Power of Attorney is not transferable to any other party or entity. The relationship of the Grantor and the Attorney under this Power of Attorney is intended by the parties to be that of an independent contractor and not that of a joint venture, partner, or agent. This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts oflaw principles. The Grantor hereby undertakes to confirm and ratify, if so requested by the Attorney, each and every actions taken by the Attorney in y recibir todo tipo de declaraciones de voluntad y manifestaciones. 8. Otorgar escrituras 0 polizas de fonnalizaci6n, reconocimienro, ratificacion, confirmacion, modificaci6n 0 rectificaci6n de cualquiera de los contratos, escrituras 0 p6lizas referidos anterionnente. 9. Solicitar copias de las citadas p6lizas 0 escrituras. 10.La totalidad de las facuItades incluidas en este poder podran ser ejercitadas por el Apoderado aun cuando en el ejercicio de las mismas incunieran en las figuras de autocontraracion, multirepresentaci6n 0 conflicto de interes. La minuta y redacei6n del presente pcder sera, en todo case, interpretado conforme a la dicci6n y sentido del texto que se incluye en lengua ingles. El presente poder sera efectivo por noventa (90) dias desde esta fecha 0 basta la primera fecha en producirse algunc de los siguientes supuestos: (i) revocaci6n del poder por el Poderdante, (ii) que el Apoderado no continue siendo empleado par el Poderdante 0 una de sus filiales; 0 (iii) expiracion del plazo de noventa (90) dias desde la fecha de otorgamiento del poder. Las facultades otorgadas par la Poderdante a traves de este poder no son transferibles a ninguna ctra parte a entidad. La relacion entre el Poderdante y el Apoderado bajo este Poder, pretendida por las partes, es la propia de un contratista independiente y no de un miembro de unajoint venture, socio 0 agente. Este poder se regira y sera interprctado de conformidad con las leyes del Estado de Nueva York, con exclusion de sus principios sabre contlicto de reyes. ŁL1 Poderdante se compromete a continnar y ratlficar, si es requerido para ello por el Apoderado, todas y carla una de las actuaciones accordance with the terms of this power of attorney.
In New York, on March 16,2016. reaIizadas par el Apoderado de confonnidad con los termlnos de este poder. EnNueva York,e1 16 demarzo de 2016. The Bank of New York MeDon
By: Ms. Catherine F. Donohue Vice President! Viee Presidente
By: Ms. Sonia Chaliha Managing Directorl Gerente General
NOTARIAL CERTIFICATE
I, Notary Public ofNew York hereby certify that: I. The Bank of New York Mellon is a corporation duly organized and existing under the laws of the State of New York, with corporate domicile at 225 Liberty Street” New York, N,Y. 10286, U,SA, with an I.R.S. employer identification number of 13-5160382, and with the required capacity to grant this Power of Attorney. n. This Power of Attorney has been validly executed by Ms. Catherine F_Donohue and Ms. Sonia Chaliha who have the required authority to grant this Power of Attorney in the name and on behalf ofThe Bank of New York Mellon. Ill. The above is the true hand-written signature of Ms. Catherine F. Donohue and Ms. Sonia Chaliha. IV. That the Grantor has the necessary authority to act in the name and on behalf of the Noteholders.
CERTIFICADO NOTARIAL
Yo, Notario de Nueva York, por la presente certifieo que: J. The Bank of New York Mellon es una sociedad existente y validamenteconstituida de acuerdo can las leyes del estado de Nueva York, con domicilio social en 225 Liberty Street, New York, N,Y. 10286, (U.S.A.), con mimero I.R.S. 13-5160382 Y coo, la eapacidad necesaria para otorgar este poder. II. El presente poder ha sido validamente emitido por Dna. Catherine F. Donohue y Dna. Sonia Chaliha quienes tiene capacidad legal para otorgar dicho poder en nombre y representaci6n de The Bank of New York Mellon. III. La anterior firma es la firma manuscrita nutentica de DBa. Catherine F, Donohue y Diia.Sonia Chaliha. IV. El Poderdante tiene autoridad necesaria para aetuar en nombre y representacicn de los Bonistas.

ANTONIO PÉREZ-COCA CRESPO · NOTARIO DE MADRID

Form 1

State of New York
County of New York } ss:

No. 194523

I, Milton Adair Tingling, Clerk of the County of New York, and Clerk of the Supreme Court in and for said county, the same being a court of record having a seal, **DO HEREBY CERTIFY THAT**

CHRISTOPHER J TRAINA

COUNTY OF NEW YORK · NOVEMBER 1, 1683

whose name is subscribed to the annexed original instrument has been commissioned and qualified as a NOTARY PUBLIC..
and has filed his/her original signature in this office and that he/she was at the time of taking such proof or acknowledgment or oath duly authorized by the laws of the State of New York to take the same: that he/she is well acquainted with the handwriting of such public officer or has compared the signature on the certificate of proof or acknowledgment or oath with the original signature filed in his/her office by such public officer and he/she believes that the signature on the original instrument is genuine.

IN WITNESS WHEREOF, I have hereunto set my hand and my official seal this 16th day of March, 2016

Milton Adair Tingling

County Clerk, New York County

COUNTY CLERK NEW YORK COUNTY

V. The acts and transactions effected by the Attorney appointed in this Power of Attorney in the name and on behalf of The Bank of New York Mellon, within the scope of such Power of Attorney, will be acts or transactions validly effected by The Bank of New York Mellon.

Executed before me, on March 16, 2016.

V. Los actos realizados y negocios celebrados por el Apoderado designado en este poder en nombre y representación de The Bank of New York Mellon, dentro del ámbito del presente poder, serán actos o negocios válidamente realizados o celebrados por The Bank of New York Mellon.

Firmado ante mí, el 16 de marzo de 2016.

STATE OF NEW YORK)
COUNTY OF NEW YORK)

On the 16 day of March in the year 2016 before me, the undersigned, a notary public in and for said State, personally appeared Catherine F. Donohue, a Vice President and Sonia Chaliha, a Managing Director, personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to within that instrument and acknowledged to me that they executed the same within their capacities, and that by their signature on the instrument, the corporation executed the instrument.

Notary Public

CHRISTOPHER J. TRAINA
NOTARY PUBLIC-STATE OF NEW YORK
No. 01TR6297825
Qualified in Queens County
Certified in New York County
My Commission Expires March 03, 2018

6

EXACT FIRST COPY OF ITS ORIGINAL where it is recorded. For the appearing parties, as they appear, I issue it in twelve stamped pages in paper that is only for notarial documents, CT series, numbers 3628885 and the following eleven in descending sequential order, which I sign and stamped in MADRID, as of the Thirty-first day of March two thousand and sixteen. ATTEST.
Bases: 903.832.248.73
Numbers: 2, 4, 7
Rights: 90.602.87